Exhibit 10.03

August 3, 2018

Richard Clark

RE: Conditional Offer of Employment

I would personally like to thank you for your efforts as we have worked together to close the acquisition of Deep Gulf Energy (“DGE”) by Kosmos Energy Gulf of Mexico, LLC (the “Transaction”). I look forward to you being a part of the Kosmos team.

Contingent upon the successful closing of the Transaction (the “Closing”), Kosmos Energy Gulf of Mexico, LLC (the “Company”) is pleased to extend to you this conditional offer of employment (this “Offer”), which sets forth the key terms of our offer of employment to you in the role of Senior Vice President and President, Gulf of Mexico Business Unit, reporting directly to Andy Inglis, CEO and Chairman. This Offer and your employment with the Company will be effective on the date on which the Closing occurs (the “Closing Date”) and is contingent in all respects upon the occurrence of the Closing. If the Closing does not occur, this Offer will be void and automatically withdrawn.

Further, this offer is subject to the rights and obligations of the Company concerning employee matters as set out in Section 8.12 of the Securities Purchase Agreement between the Company and the various Seller entities thereunder related to the Transaction.

During your employment with the Company, you will initially be located in Houston, Texas.

Your initial semi-monthly base pay rate will be $26,522.50, which is annualized to $636,540 (your “Base Salary”). Your Base Salary will be payable in accordance with the Company’s ordinary payroll practices as in effect from time to time, and will be subject to all deductions and withholdings required by applicable law or otherwise authorized by you. Your Base Salary will be subject to adjustment from time to time in the sole discretion of the Company.

You will be eligible to participate in the annual discretionary performance cash bonus scheme applicable to your position. The annual target bonus opportunity for your position at the Company is currently 100% of your Base Salary. Your actual cash bonus payout will be based on Company and individual performance and is contingent upon the Company achieving pre-determined key performance indicators, as set forth in the applicable bonus plans and can range from 0% to 200% of your target bonus. Any annual cash bonus payable to you in respect of the portion of the 2018 performance year post the closing date will be pro-rated based on the number of calendar days during

2018 that you are employed by the Company following the Closing Date and paid to you in accordance with the Company’s normal bonus payment practices.

You will also be eligible to participate in the Company’s Long-Term Incentive Compensation Program (the “LTI Program”). In connection with your commencement of employment with the Company, you will be granted an award of performance-vesting restricted stock units (“PSUs”) with respect to common shares of Kosmos Energy Ltd. (“Kosmos”), with a target grant date value of $1,271,937 (“Sign-On Award”).

Your Sign-On Award will be granted within the first 90 days following the Closing Date under the Kosmos Long Term Incentive Plan (as amended from time to time, the “LTIP”), and will be subject to the terms and conditions (including, without limitation, the applicable vesting schedules and forfeiture restrictions) set forth in the LTIP and the individual award agreement thereunder.

Your Sign-On Award will vest at the end of a 3-year performance period starting January 1, 2018 based on Kosmos’ achievement of a specified relative total shareholder return performance metric and your continuous service with the Company and its affiliates through the end of the performance period. The number of common shares of Kosmos underlying your Sign-On Award will be determined in accordance with the terms of the LTIP by dividing the grant date value of the award (as set forth above) by the closing price of a common share of Kosmos on the grant date.

Current participation in DGE’s benefit and retirement plans will continue through 2018 and remain unchanged upon your acceptance of this offer and the Closing of the Transaction.

Starting January 1, 2019, as a full-time regular employee of the Company, you will be eligible to participate in its benefit plans, including but not limited to, medical, dental, life and vision insurance. For the current year, you are not required to contribute any amounts towards the cost of the premiums for this coverage.

You will be eligible to participate in the Company 401(k) Plan (the “401(k) Plan”). You can defer up to 85% of your eligible pay into the 401(k) Plan on a pretax basis, up to the annual IRS dollar limit. The Company will match the first 8% of your eligible pay contributed to the 401(k) Plan. Matching contributions are 100% vested at the time of contribution.

Effective as of January 1, 2019, the Company will provide you with 5 weeks of annual vacation allowance. All vacation time is subject to the terms of applicable Company policy and approval by management.

The Company’s current practice is to provide employees with nine nationally recognized, major U.S. holidays and one winter holiday week. Additionally, the Company provides employees the option to take up to two additional “floating” holidays of their choice, subject to the terms of the Company's holiday policy.

This Offer does not guarantee employment for a specified term and is not to be construed as a contract limiting the right of you or the Company to terminate the employment relationship with or without reason and with or without notice. If you accept this Offer, your employment will be “at-will”, which means that either you or the Company may end the employment relationship at any time, with or without reason or advance notice.

You will be expected to comply at all times with the Company’s personnel policies, practices, and procedures as a condition of continuing employment. In that regard, you will receive a copy of the Company’s employee handbook after your employment begins. All Company policies, programs and plans are subject to change and will be governed by the respective policy or plan documents.

As mentioned above, this Offer is contingent upon the Closing and return of this Offer and enclosed documents no later than August 4, 2018. This Offer will be deemed withdrawn and its terms null and void if the Closing does not occur, or if we do not receive these signed documents within the designated period. This Offer is additionally contingent upon satisfactory proof of your eligibility to work in the United States. The Company will provide you with an Employment Eligibility Verification Form I-9, which contains a list of acceptable authorization documents. You will need to complete your Form I-9 and submit acceptable documentation verifying your employment eligibility by no later than the third day after you begin employment with the Company.

Please acknowledge your acceptance of this Offer by signing below and returning all signature requested enclosures to Human Resources via e-mail at awynn-steffek@kosmosenergy.com.

We look forward to receiving a response from you. If you have any additional questions, please do not hesitate to contact me at (214) 445-9601 or Amy Wynn-Steffek at (972) 421-6820.

We believe the Company is an outstanding organization with a capable and dedicated team and know you will be a valuable addition.

Sincerely,

/s/ Andrew G. Inglis

Andrew G. Inglis
CEO and Chairman

cc: Human Resources

I agree to the terms of the employment set forth above. Furthermore, I represent to the Company that I am not subject to any obligation or agreement (including any employment agreement or non-compete agreement) that would prevent me from becoming an employee of the Company or that will adversely impact my ability to perform my duties.

Please treat the terms and conditions of this employment offer as confidential.

/s/ Richard Clark	August 3, 2018
Richard Clark	Date